HENDERSON GLOBAL FUNDS
                      AMENDED AND RESTATED RULE 12B-1 PLAN

         The Amended and Restated Plan ("Plan") described below is adopted pursuant to the provisions of Rule 12b-1 ("Rule 12b-1") under the Investment Company Act of 1940, as amended (the "1940 Act"), by the Board of Trustees ("Board") of Henderson Global Funds ("Fund"), including a majority of the members of the Board who are not "interested persons" (as defined in the 1940
Act) of the Fund and who have no direct or indirect financial interest in the Plan or any agreement related thereto. The Fund currently issues units of beneficial interest ("Shares") in the nine (9) following portfolios under the
Plan: the Henderson European Focus Fund, Henderson Global Equity Income Fund, Henderson Global Opportunities Fund, Henderson Global Technology Fund, Henderson Industries of the Future Fund, Henderson International Opportunities Fund, Henderson Japan-Asia Focus Fund, Henderson Money Market Fund and Henderson Worldwide Income Fund (collectively referred to as the "Portfolios" and individually referred to as a "Portfolio") each of which (except Henderson International Opportunities Fund, Henderson Japan-Asia Focus Fund, Henderson Global Equity Income Fund, Henderson Global Opportunities Fund and Henderson Industries of the Future Fund) has three classes of shares, the Class A, B and C shares under the Plan. The Henderson International Opportunities Fund has four classes of shares, the Class A, B, C and R shares. The Henderson Japan-Asia Focus Fund, Henderson Global Equity Income Fund, Henderson Global Opportunities Fund and Henderson Industries of the Future Fund have two classes of shares, the Class A and C shares. The Fund desires to adopt the Plan with respect to Portfolios that are presently designated and such other series or classes as may hereafter be designated by the Board of Trustees ("Additional Portfolio"). The Board having determined that there is a reasonable likelihood that the following described Plan will benefit the Fund and its shareholders and that said Plan is otherwise in the best interests of the Fund and its shareholders, hereby adopts and approves the Plan, and the related agreements described herein.

         1. The Plan is adopted in order to induce firms (including brokerage firms, depository institutions and other firms) to provide distribution and/or services to the Fund and its shareholders and to enable the Fund to compensate such firms for providing distribution and/or services to the Fund and its shareholders and to enable the Fund to compensate such firms for certain expenses associated with the distribution services and services to be provided under the Plan.

         2. Amounts paid under the Plan shall comply with the guidelines concerning asset-based sales charges as set forth in the Conduct Rules of the Financial Industry Regulatory Authority, Inc.

         3. Pursuant to an agreement (the "Agreement"), the Fund will pay the principal distributor named therein from time to time ("Principal Distributor"):
(i) with respect to the Class A shares of each Portfolio a distribution fee at an annual rate equal to .25 of 1% per annum of the average daily net assets of the Class A shares of each Portfolio; (ii) with respect to the Class B shares of a Portfolio which has Class B shares a distribution fee and a service fee at an annual rate equal to .75 of 1% per annum and .25 of 1% per annum, respectively, of the average daily net assets of the Class B shares of such Portfolio; (iii) with respect to the Class C shares of each Portfolio a distribution fee and a service fee at an annual rate equal to .75 of 1% per annum and

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..25 of 1% per annum, respectively, of the average daily net assets of the Class
C shares of each Portfolio; and (iv) with respect to the Class R shares of a Portfolio which has Class R shares a distribution fee at an annual rate equal to ..50 of 1% per annum.

         4. The Board shall require that the Principal Distributor prepare reports for review of the Board on a quarterly basis which list the amounts expended by the Principal Distributor under the Agreement and the purposes for such expenditures, including amounts paid to participating broker-dealers or other firms, if any, and such other information as from time to time shall be reasonably requested by the Board. Not less frequently than quarterly, the Board shall review said report(s) at a meeting of the Board.

         5. This Plan will become effective upon approval by a vote of the Board of Trustees of the Fund and of the Trustees who are not interested persons (as defined in the 1940 Act) of the Fund and who have no direct or indirect financial interest in the Plan ("Qualified Trustees"), cast in person at a meeting called for the purpose of voting on the Plan.

         6. The Plan (and related agreements) unless terminated earlier as hereinafter provided, shall continue in effect from year-to-year as to each Portfolio so long as each such continuance is approved at least annually by the vote of the Board, including a majority of the Trustees of the Fund who are not interested persons (as defined in the 1940 Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or any agreement related thereto cast in person at a meeting called for the purpose of voting on such Plan (and related agreements). This Plan (and related agreements) shall become effective as to each Additional Portfolio upon approval by the vote of the Board, including a majority of the Trustees of the Fund who are not interested persons (as defined in the 1940 Act) of the Fund and any other approvals that may be required by Rule 12b-1.

         7. The Plan may be terminated by the Fund or a Portfolio at any time upon the vote of a majority of the Trustees of the Fund who are not interested persons (as defined in the 1940 Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or any agreement related thereto or by the vote of a majority of the outstanding voting securities of that Portfolio (as defined in the 1940 Act) and any related agreement may be terminated by the Fund in a similar manner without penalty upon at least 60 days written notice to the Principal Distributor as provided in such agreements. The Agreement may be terminated by the Principal Distributor without penalty upon at least 60 days written notice to the Fund. The Plan will terminate automatically upon assignment (as defined in the 1940 Act).

         8. All material amendments to the Plan must be approved by the vote of the Board, including a majority of the Trustees of the Fund who are not interested persons (as defined in the 1940 Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or any agreement related thereto, cast at a meeting called for the purpose of voting on such amendments, and in the case of any amendment materially increasing the amount of expenditures for distribution to be paid by a Portfolio, by the vote of the majority of the outstanding voting securities of the Portfolio (as defined in the 1940 Act).

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         9. So long as the Plan is in effect, the selection and nomination of
Trustees who are not interested persons (as defined in the 1940 Act) of the Fund shall be committed to the discretion of those Trustees who are not interested persons of the Fund.

Dated Adopted: August 21, 2001, as amended December 13, 2001, as amended and restated June 9, 2005, as amended December 20, 2005, November 1, 2006, July 15, 2008 and April 8, 2009.

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